Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 1, 2012 (April 9, 2012 as to the note on Subsequent Events and the effect of the 2011 restatement discussed in Note 11), relating to the consolidated financial statements of Midstates Petroleum Holdings, LLC (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of oil and gas reserves guidance on December 31, 2009) appearing in amendment 7 to the Registration Statement Form S-1 File No. 333-177966.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

April 20, 2012